UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2019

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 30, 2019, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	The election of nine nominees for directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed;

2.	An advisory vote to approve named executive officer compensation;

3.	An advisory vote on the frequency of votes on named executive officer compensation;

4.	The ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

5.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed April 1, 2019 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2018.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Joyce Fitch, Secretary

Naples, Florida

April 15, 2019

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 30, 2019, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 15, 2019.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, April 1, 2019, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on April 1, 2019, the Company had 11,207,215 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (the “Bylaws”), in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other seven directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal No. 1: Election of Directors”), the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of the proposals presented in this Proxy Statement.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of the presence in person or by proxy of a majority of the votes entitled to be cast on a matter to be acted upon at the Annual Meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine proposal on which nominees possess discretionary voting power absent instructions from the beneficial owner. Thus, the Company does not expect any broker non-votes on this proposal.

Stockholders of record may submit their proxy by telephone prior to the Annual Meeting, rather than filling out and mailing a proxy card. To help explain this process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you can vote by telephone by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder will not be permitted to exercise voting discretion as to the matters to be acted upon other than the ratification of the appointment of the Company’s independent registered public accounting firm. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone and not revoked, will be voted in accordance with your instructions. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of each of the nominees for directors, FOR the advisory vote to approve named executive officer compensation, for “1 Year” as the recommended frequency of future advisory votes on executive compensation, FOR the ratification of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to Joyce Fitch, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103;

•	by delivering a proxy bearing a later date (including by telephone); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a stockholder of record, and plan to vote by telephone, your vote must be received by 11:59 p.m. Eastern time on May 29, 2019. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder that holds the shares on your behalf.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors and broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 77, has been an independent director of Beasley Broadcast Group, Inc. since February 2000. Since 2010, Mr. Fowler has been the Managing Member of LN2 DB, LLC, formerly known as Digital

PowerRadio, LLC, a digital broadcast technology company. Since 2010, Mr. Fowler has also been a co-founder of Critical Alert Systems, LLC, a high power wireless critical alert messaging service focused primarily on serving hospitals. Mr. Fowler served as a director of TalkAmerica, Inc., a publicly held company, until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997, until the company was dissolved in December 2004. Mr. Fowler was a senior communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and, in that capacity, represented telecommunications companies, including broadcast companies. Mr. Fowler served as Chairman of the Federal Communications Commission (“FCC”) from 1981 until 1987. Mr. Fowler’s qualifications for election to the Board of Directors include his extensive legal and regulatory knowledge gained through his past service as Chairman of the FCC and a lawyer specializing in communications law for more than 20 years. Mr. Fowler also brings with him his entrepreneurial experiences as a founder and board member of three start-up companies.

Herbert W. McCord, age 76, has been an independent director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation (“Granum”), a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 30 years. Mr. McCord served as a member of the Board of Trustees of the Radio Advertising Bureau for 25 years. Mr. McCord’s qualifications for election to the Board of Directors span 30 years of experience in the radio broadcast industry, including valuable insights gained through his service as President of a management company specializing in the radio broadcast industry and his service on the boards of other entities.

Nominees to be Elected by the Holders of All Classes of Common Stock:

Brian E. Beasley, age 59, was appointed Beasley Broadcast Group, Inc.’s Chief Operating Officer on January 1, 2017. He previously served as Vice President of Operations from 1997 until December 2016. He has served as a director of Beasley Broadcast Group, Inc. since 1982. He brings 40 years of media experience to this position. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau and has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley earned a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his valuable experience and knowledge of day-to-day operations at the Company. He has gained this experience by serving at all levels of our organization, from Account Executive to his current position as Chief Operating Officer.

Bruce G. Beasley, age 61, has served as Beasley Broadcast Group, Inc.’s President since 1997, Chief Operating Officer from 2006 through 2016, Co-Chief Operating Officer from February 2001 until February 2006, and as a director of Beasley Broadcast Group, Inc. since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities, including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry gained through his service at all levels of employment with the Company, from station sales manager to his current position as President.

Caroline Beasley, age 56, was appointed Chief Executive Officer of Beasley Broadcast Group, Inc. on January 1, 2017, previously serving as interim Chief Executive Officer from March 2016 until December 2016 and as Executive Vice President, Chief Financial Officer, Treasurer and Secretary beginning in 1994. Ms. Beasley joined the Company in 1983, having held a position as a director of the Company since that time. Ms. Beasley currently serves on the Board of Directors of Broadcast Media, Inc. (“BMI”). In addition, she is currently serving as Joint Board Chair on the Board of Directors of the National Association of Broadcasters (“NAB”), and previously served on the Radio Executive Committee of the NAB Board of Directors. In 2017,

Ms. Beasley was honored by Radio Ink magazine as Radio Executive of the Year. Ms. Beasley was named one of the “40 Most Powerful People in Radio” in 2011, 2012, 2016 and 2017. She is a member of the Board of Visitors at her alma mater, the University of North Carolina, where she earned a B.S. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley. Ms. Beasley’s qualifications for election to the Board of Directors include her valuable financial expertise, gained through her experience in various capacities at the Company over the past 30 years. Ms. Beasley also has gained valuable insight into the radio broadcast industry through her service on the boards of the industry groups mentioned above.

George G. Beasley, age 87, founded Beasley Broadcast Group, Inc. in 1961 and has served since its inception as the Company’s Chairman of the Board of Directors. Mr. Beasley also served from 1961 until March 2016 as Chief Executive Officer of the Company. Mr. Beasley was appointed to the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years, as well as its President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his 55 years of management experience in the radio broadcast industry. In 2016, Mr. Beasley was inducted into the prestigious National Radio Hall of Fame. He is the founder of the Company and brings with him unsurpassed knowledge of the Company, its history and its competitors.

Peter A. Bordes, Jr., age 55, has been an independent director of Beasley Broadcast Group, Inc. since November 2016. Mr. Bordes was one of the owners of Greater Media, Inc., where he served as a member of its Board of Directors from 2008 until October 2016. Mr. Bordes is a co-founder of oneQube and serves as the Company’s Chairman of Board of Directors. Prior to founding oneQube, Mr. Bordes was the Chief Executive Officer of MediaTrust from 2008 to 2011. He has served as a director of PeekYou LLC since 2010 and as a director of OCEARCH since 2014. Mr. Bordes has been involved during much of his career in the banking and venture capital industries. Mr. Bordes qualifications for election to the Board of Directors include his years of service on the Board of Directors of Greater Media, Inc., as well as his involvement in media and capital venture entities.

Michael J. Fiorile, age 64, was appointed to the Board of Directors of Beasley Broadcast Group, Inc. on January 23, 2018. He has served as Chairman and Chief Executive Officer of The Dispatch Printing Company, a privately owned, regional broadcast media and real estate company, since July 2016. Prior to taking his current position with The Dispatch Printing Company, Mr. Fiorile served as the company’s Vice Chairman and Chief Executive Officer from September 2015 until July 2016; as its President and Chief Executive Officer from January 2013 until September 2015; as its President and COO from January 2008 until January 2013; and as its President from January 2005 until January 2008. He has also served as Chairman and Chief Executive Officer of Dispatch Broadcast Group, which includes television and radio stations, since July 2016. He has held several executive positions within Dispatch Broadcast Group since 1994. Mr. Fiorile has also been a director of State Auto Mutual Insurance Companies since 2003. He has been a director of State Auto Financial Corporation (NASDAQ STFC) since 2015, where he serves as Chair of the Nominating and Governance Committee and Chair of the Risk Committee. Mr. Fiorile serves on the Board of Directors of BMI and was elected as Chairman of its Board in 2017, having previously served on its Executive, Finance and Budget and Compensation Committees and as the Chairperson of the Audit Committee. He is currently Chairperson of the Audit Committee for the National Association of Broadcasters. Mr. Fiorile’s qualifications for election to the Board of Directors include his extensive knowledge of the media industry and significant executive management experience gained through his service as senior executive and chief executive officer of media companies.

Allen B. Shaw, age 75, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1997 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting II,

LLC (“Centennial II”) in October 2004. Centennial II currently owns six radio stations in Virginia. Mr. Shaw previously was employed as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a director of the Library of American Broadcasting. Mr. Shaw’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry and significant executive management experience gained through his service as a senior executive and chief executive officer of radio broadcast companies.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met seven times during 2018 and acted by unanimous written consent on three occasions. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors of which he or she was a member, except for Mr. Shaw and Mr. Bordes, who each attended 71% of the meetings of the Board of Directors held in 2018. The Company does not have a formal policy regarding director attendance at annual meetings of stockholders, but encourages directors to attend. All of our then-current directors, except for Mr. Bordes, attended the 2018 Annual Meeting of Stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Leadership Structure

The Board of Directors believes that the appropriate leadership structure should be based on the needs and circumstances of the Board, the Company and its stockholders at a given point in time, and that the Board should remain adaptable to shaping the leadership structure as those needs change in the future.

The Board of Directors currently separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board, believes that this leadership model is efficient and effective for the Company at this time, because the Company continues to benefit from George Beasley’s wealth of knowledge and experience while he serves in the role of Chairman. The Board believes that Mr. Beasley, as the founder and majority stockholder of our Company with more than 50 years of management experience in the radio broadcast industry, has detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to identify the key risks facing the organization and ensure that these are brought to the attention of the Board. In his role as Chairman, Mr. Beasley helps the Board identify strategic priorities, leads the Board in its oversight responsibilities and facilitates and presides over Board meetings. He also assists with communications between the Board members and management.

This separation of roles allows the Chief Executive Officer, Caroline Beasley, to focus on the day-to-day business of the company, including executing the Company’s strategic plan, and managing the Company’s operations and performance.

The Company has procedures to ensure a strong and independent Board. The Audit, Compensation and Governance Committees consist entirely of non-management directors. In addition to their responsibilities on these Committees, these independent directors meet in executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board has not designated a lead independent director.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, the Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes and overall risk management system.

The Board performs this function by receiving management updates on the Company’s business operations, financial results and strategy at its regularly scheduled meetings. The Audit, Compensation and Governance Committees, which consist entirely of independent directors, assist the Board in its oversight of risk management. Currently, the risk areas reported to the Board relate to credit risk, liquidity risk, fraud risk and operational risks, including regulatory, economic, competitive, legal, and mergers and acquisitions risks.

The Board administers its risk oversight function by (i) identifying key areas of risk exposure facing the Company; (ii) discussing the level of risk the Company is willing to take and the variance from stated risk tolerance that is considered acceptable; (iii) identifying and discussing the key risk indicators and the early warning signs of increased risk exposure; and (iv) discussing with management the Company’s guidelines for monitoring risk indicators and encouraging communication of key risk indicators to management and the Board.

Committees of the Board of Directors

During 2018, the Board of Directors had an Audit Committee and a Compensation Committee and beginning in May 2018, the Board of Directors also had a Governance Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because the Company is a controlled company as defined in the NASDAQ Listing Rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the full Board of Directors will consider recommendations from stockholders, which should be addressed to Joyce Fitch, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, and educational and professional background of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Fiorile, Fowler, and McCord, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Fiorile is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met eight times during 2018 and acted by unanimous written consent on two occasions. The current charter of the Audit Committee is available on the Company’s website at www.bbgi.com.

The Compensation Committee consists of Messrs. Fowler and McCord, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviewing the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met four times during 2018 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not, have a charter.

The Governance Committee consists of Messrs. Fiorile and Fowler, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for developing and recommending to the Board of Directors corporate governance guidelines, reviewing the Company’s Code of Business Conduct and Ethics and recommending any changes to the Board of Directors, overseeing the annual self-evaluation of the Board of directors and making recommendations to the Board of Directors regarding governance matters, including, but not limited to, the Company’s Certificate of Incorporation, Bylaws and committee charters. The Governance Committee did not meet in 2018 and did not act by unanimous written consent. The current charter of the Governance Committee is available on the Company’s website at www.bbgi.com.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of Securities and Exchange Commission (“SEC”) disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of Joyce Fitch, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14(a) of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the overall compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is commonly referred to as “say-on-pay.” The Board will make a determination as to when the next say-on-pay vote will be held after reviewing the voting results for “Proposal No. 3: Frequency of Advisory Vote on Named Executive Officer Compensation.”

Our executive compensation programs are designed to convey recognition of services performed by the recipients and motivate and retain the recipients over the long term. The purpose of the executive compensation is to provide competitive compensation in order to attract, motivate, and retain talented and experienced executives, who are instrumental to our success, and to reward the executive officers for the achievement of short-term and long-term strategic and operational goals and the creation of enhanced value for our stockholders. We seek to closely align the interests of our named executive officers with the interests of our stockholders, and our Compensation Committee regularly reviews named executive officer compensation against peer companies, the general market trend and other industry data to ensure that such compensation is consistent with our compensation philosophy.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table, the other related compensation tables and narrative discussion.”

This advisory resolution is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 2.

PROPOSAL NO. 3: FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14(a) of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on the compensation of our named executive officers should occur every year, every two years or every three years.

After careful consideration, the Board recommends that future say-on-pay votes be included in the Company’s Proxy Statement for, and voted on by stockholders at, each annual meeting of stockholders. We believe that having such an advisory vote on the ballot annually provides the highest level of accountability and the greatest and most useful stockholder input for the Company, the Board of Directors and the Compensation Committee.

While we intend to carefully consider the voting results of this proposal, the vote on the frequency of future advisory votes on the compensation of our named executive officers is advisory in nature and therefore non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct such advisory votes on a different frequency and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, stockholders will be able to vote for one of four choices for this proposal: “1 Year,” “2 Years,” “3 Years” or “Abstain.”

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote for “1 YEAR” as the recommended frequency of future advisory votes on executive compensation on this proposal number 3.

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee has appointed Crowe LLP (“Crowe”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2019, and is proposing that the stockholders ratify such appointment. Crowe has served as the Company’s independent auditors since 2006.

Although ratification is not required by law, the Audit Committee believes that our stockholders should be given an opportunity to express their views on the subject. Since the Audit Committee cannot abdicate this authority to the stockholders, the ratification of the appointment is not binding. Any failure of the stockholders to ratify the appointment of Crowe as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of Crowe.

In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Audit Fees, Other Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe in 2017 and 2018:

	2017	2018
Audit fees (1)	$260,000	$262,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	38,000	84,250

	$ 298,000	$ 346,250

(1)

Includes fees billed for (i) the audit of the Company’s annual financial statements in 2017 and 2018 and, (ii) the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q in 2017 and 2018.

(2)

Includes fees billed for (i) the annual audits of the Company’s benefit plans in 2017 and 2018, (ii) the auditor’s consent related to the Company’s information statement and Registration Statement on Form S-3 regarding the sale of shares held by certain former stockholders of Greater Media, Inc. to the public in 2018, and (iii) the auditor’s consent related to a Registration Statement on Form S-8 regarding the 2007 Equity Incentive Award Plan in 2017.

All of the services provided to the Company by Crowe during 2017 and 2018 were pre-approved by the Audit Committee.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 4.

NAMED EXECUTIVE OFFICERS

The named executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	87	Chairman
Caroline Beasley	56	Chief Executive Officer and Director
Bruce G. Beasley	61	President and Director
Brian E. Beasley	59	Chief Operating Officer and Director

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the named executive officers during 2017 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
George G. Beasley Chairman	2018 2017	750,000 749,175	— 479,250	405,000 405,000	13,257 13,216	(2)	1,168,257 1,646,641
Caroline Beasley Chief Executive Officer	2018 2017	989,585 739,084	— 798,750	800,000 675,000	33,935 32,904	(3)	1,823,520 2,245,738
Bruce G. Beasley President	2018 2017	550,000 546,374	— 798,750	275,000 247,500	24,804 24,228	(3)	849,804 1,616,852
Brian E. Beasley Chief Operating Officer	2018 2017	550,000 546,374	— 798,750	275,000 247,500	23,543 23,024	(3)	848,543 1,615,648

(1)

Amounts reported in the Non-Equity Incentive Plan Compensation column represent annual cash bonuses earned for 2017 and 2018, respectively. Annual cash bonuses for our named executive officers were paid under our Performance Incentive Plan, which was adopted by our Board of Directors, effective as of January 1, 2012.

(2)	Other compensation includes a car allowance of $12,000 per annum and reimbursement for the named executive officer’s portion of dental and long-term disability insurance premiums.
(3)

Other compensation includes a car allowance of $12,000 per annum and reimbursement for the named executive officer’s portion of health, dental, vision and long-term and short-term disability insurance premiums.

Employment Agreements

In June 2017, the Company entered into an employment agreement with George G. Beasley effective as of January 1, 2017 pursuant to which he serves as the Chairman of the Board of Directors. Pursuant to this agreement, Mr. George Beasley receives (i) an annual base salary of $750,000, subject to adjustment as determined by the Board, (ii) the opportunity to earn an annual bonus award based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by him for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by him as a result of such payments, and (iv) a monthly car allowance of $1,000. The employment agreement has an initial term that expires on December 31, 2019 and is subject to renewal for successive one year periods upon mutual agreement of the Company and Mr. George Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. George Beasley’s employment is terminated without cause or if he resigns for good reason, or upon his death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

In June 2017, the Company entered into an employment agreement with Caroline Beasley effective as of January 1, 2017 pursuant to which she serves as Chief Executive Officer. Pursuant to this agreement, Ms. Beasley receives (i) an annual base salary of $1,000,000, subject to adjustment as determined by the Board, (ii) the opportunity to earn an annual bonus award based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by her for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by her as a result of such payments, and (iv) a monthly car allowance of $1,000. The employment agreement has an initial term that expires on December 31, 2019 and is subject to renewal for successive one year periods upon mutual agreement of the Company and Ms. Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason or material good reason, or upon her death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

In June 2017, the Company entered into an employment agreement with Bruce G. Beasley effective as of January 1, 2017 pursuant to which he serves as President. Pursuant to this agreement, Mr. Bruce Beasley receives an annual base salary of $550,000, subject to adjustment as determined by the Board, (ii) the opportunity to earn an annual bonus award based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by him for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by him as a result of such payments, and (iv) a monthly car allowance of $1,000. The employment agreement has an initial term that expires on December 31, 2019 and is subject to renewal for successive one year periods upon mutual agreement of the Company and Mr. Bruce Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Bruce Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

In June 2017, the Company entered into an employment agreement with Brian E. Beasley effective as of January 1, 2017 pursuant to which he serves as Chief Operating Officer. Pursuant to this agreement, Mr. Brian Beasley receives (i) an annual base salary of $550,000 subject to adjustment as determined by the Board, (ii) the opportunity to earn an annual bonus award based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by him for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by him as a result of such payments, and (iv) a monthly car allowance of $1,000. The employment agreement has an initial term that expires on December 31, 2019 and is subject to renewal for successive one year periods upon mutual agreement of the Company and Mr. Brian Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Brian Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

Each of the employment agreements also contains a confidentiality provision and non-competition covenant that applies for one year following termination of employment, except that if a named executive officer is terminated by the Company other than for cause or resigns employment for good reason, then the non-competition period will end on the earliest of one year following termination of employment, the date the executive waives any right to receive severance payments under the employment agreement or the date of termination if the executive is not entitled to receive any severance payments in connection with the employment termination.

Incentive Compensation

Our Compensation Committee has historically utilized two forms of incentive compensation: annual cash bonuses and equity awards. The annual cash bonus component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the vesting period.

All of our named executive officers are eligible to receive annual cash bonuses under our Performance Incentive Plan and equity-based awards under our 2007 Equity Incentive Award Plan.

2018 Cash Bonuses

Annual cash bonus awards are determined based upon our Company’s achievement against a pre-established financial performance metric and the Compensation Committee’s subjective assessment of performance. Target bonus award levels are set for each of the named executive officers and awards may be earned above or below the target level based on the total performance assessment, as determined by our Compensation Committee, although no pre-set formulas are established for this purpose. Subjective performance factors that are considered from time to time include station ratings, acquisition and divestiture activity, the Company’s ability to manage extraordinary events and market conditions and the Company’s overall performance relative to other similarly situated radio companies. For 2018, the target bonus award levels for Mr. George Beasley, Ms. Caroline Beasley, Mr. Bruce Beasley and Mr. Brian Beasley were $450,000, $1,000,000, $275,000 and $275,000, respectively and the financial performance metric was based on aggregate station operating income. Performance assessments may vary by individual, although no individual considerations were taken into account for 2018.

In 2018, our Compensation Committee assessed the Company’s achievement against the financial performance metric and generally determined on a subjective basis that performance satisfied expectations for the year. In making its subjective determination of performance, our Compensation Committee took into account our overall financial and operational performance relative to other similarly situated radio companies and our integration activities related to the acquisitions of WBZ-FM in Boston in December 2017 and WXTU-FM in Philadelphia in September 2018. These activities required continued extraordinary efforts from our named executive officers throughout 2018. Based on these considerations, our named executive officers were each awarded a cash bonus as set forth in the 2018 Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

2018 Equity Awards

No equity or equity-based incentive awards were granted to our named executive officers in 2018, though each named executive officer held restricted stock units as of December 31, 2018 as shown in the table entitled “2018 Outstanding Equity Awards at Fiscal Year-End” below.

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our named executive officers. The 401(k) Plan permits employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. All employees of the Company are eligible to participate in the 401(k) Plan at any time after their date of hire.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2018 for each of the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
George G. Beasley	15,000	(1)	$56,250
Caroline Beasley	25,000	(2)	$93,750
Bruce G. Beasley	25,000	(2)	$93,750
Brian E. Beasley	25,000	(2)	$93,750

(1)

On June 8, 2017, George G. Beasley received 45,000 restricted stock units with a grant date fair value of $479,250, of which 15,000 remain restricted as of December 31, 2018. The remaining restricted stock units vest on December 31, 2019, subject to the executive’s continued employment on the vesting date and accelerated vesting in the event of the executive’s termination without cause, resignation for good reason, or termination of employment due to the executive’s death or disability.

(2)

On June 8, 2017, Caroline Beasley, Bruce G. Beasley, and Brian E. Beasley each received 75,000 restricted stock units with a grant date fair value of $798,750, of which 25,000 remain restricted as of December 31, 2018. The remaining restricted stock units vest on December 31, 2019, subject to the executive’s continued employment on the vesting date and accelerated vesting in the event of the executive’s termination without cause, resignation for good reason, or termination of employment due to the executive’s death or disability.

(3)	Market value was determined by multiplying the number of restricted stock units that have not vested by the closing stock price of $3.75 on December 31, 2018.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our named executive officers entered into an employment agreement with us effective as of January 1, 2017, as described in more detail above under the section entitled “Employment Agreements.” The employment agreements provide that in the event of a termination of the named executive officer by us without “cause,” a resignation by the named executive officer for “good reason,” or termination of the named executive officer due to death or disability, the terminated executive (or, in the case of death, the executive’s estate or legal representative) will be entitled to receive (i) continued payment of the executive’s base salary and the amount payable by the executive for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by the executive as a result of such benefit plan payments, through December 31, 2019 or for one year following termination, whichever is greater, (ii) a lump sum payment equal to $750,000 for Mr. George Beasley, $1,000,000 for Ms. Caroline Beasley and $550,000 for each of Mr. Bruce Beasley and Mr. Brian Beasley, or the highest annual bonus paid to the executive over the preceding three year period, whichever is greater, (iii) payment (without duplication to the amounts described in clause (i) for benefit coverage pursuant to COBRA for the executive and the executive’s eligible dependents for up to 18 months following termination, and (iv) accelerated vesting of all of the executive’s outstanding equity awards; provided, that, if such termination occurs in connection with or within two years following a change in control, then, if higher than the amounts set forth in clauses (i) and (ii) above, the executive will be entitled to receive, in lieu of such amounts set forth in clauses (i) and (ii) above, a severance payment equal to two times the sum of the executive’s base salary and the highest annual bonus paid to the executive during the preceding three year period, which amount shall be paid in a lump sum to the extent a lump sum payment does not result in the imposition of an excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

Under the employment agreements, “cause” means the executive’s (i) fraud, theft, embezzlement or proven gross negligence in connection with performing the executive’s duties and responsibilities, (ii) conviction of a felony or a crime involving moral turpitude, or (iii) breach of any material provision of the employment agreement, including without limitation the restrictive covenants contained therein, subject to an opportunity for notice and cure. Under the employment agreements, “good reason” means the occurrence of any of the following events without the prior written consent of the executive, subject, in each case, to an opportunity for notice and cure, (i) the Company’s failure to make payment or provide benefits to the executive under the employment agreement, (ii) a material diminution in the executive’s base salary, payments for benefit coverage and payments for taxes payable by the executive as a result of such benefit payments, (iii) a material diminution in the executive’s authority, duties or responsibilities, (iv) a material diminution in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services under the employment agreement, (vi) any other action or inaction that constitutes a material breach by the Company of the employment agreement, or (vii) a change in control.

Receipt of the severance payments and benefits under each employment agreement is subject to the executive (or the executive’s estate or legal representative) executing a release of claims in our favor.

2018 DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees.

The following table summarizes total compensation earned by each non-employee director during 2018.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(4)	All Other Compensation ($)		Total ($)
Michael J. Fiorile	$60,000		$30,000	$—		$90,000
Herbert W. McCord	$60,000		$—	$—		$60,000
Mark S. Fowler	$55,000		$—	$—		$55,000
Allen B. Shaw	$50,000		$—	$—		$50,000
Peter A. Bordes, Jr.	$50,000		$—	$—		$50,000
Joe B. Cox	$25,000	(2)	$—	$35,000	(3)	$60,000

(1)

Non-employee members of the Board of Directors receive an annual retainer of $50,000. In addition, the chairman of the Audit Committee (Mr. Fiorile) and the chairman of the Compensation Committee (Mr. McCord) each receive an annual fee of $10,000 for such service. Mr. Fowler, who is a member of both the Audit Committee and the Compensation Committee also receives an annual fee of $5,000 for such service. Employee members of the Board of Directors, including our named executive officers, receive no additional compensation for their services provided as a director.

(2)	Mr. Cox ceased his service as a non-employee member of the board on May 31, 2018 and the amount shown represents a portion of the annual retainer for his partial year of service.
(3)	Amount shown represents a monthly fee of $5,000 per month for consulting services provided by M. Cox to the board from June 1, 2018 to December 31, 2018.
(4)

On December 4, 2017, Messrs. McCord and Fowler each received 2,691 restricted stock units with a grant date fair value of $30,000 that vested on December 31, 2018. On December 4, 2017, Messrs. Shaw and Bordes each received 1,345 restricted stock units with a grant date fair value of $15,000 that vested on December 31, 2018. On March 20, 2018, Mr. Fiorile received 2,239 restricted stock units with a grant date fair value of $22,500 that vested on December 31, 2018. On August 29, 2018, Mr. Fiorile received 1,087 restricted stock units with a grant date fair value of $7,500 that vested on December 31, 2018. Prior to vesting, the restricted stock units did not have voting rights or receive dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of April 1, 2019 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the named executive officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, and are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 1, 2019 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A (1)			Class B
Name and Address of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (2)	Percent of Total Voting Power (3)
George G. Beasley	1,290,638	(4)	11.6%	10,687,605	(5)	64.1%	43.1%	60.9%
Caroline Beasley	226,782	(6)	2.0	1,049,040	(7)	6.3	4.6	6.0
Bruce G. Beasley	261,426		2.4	1,049,040	(8)	6.3	4.7	6.0
Brian E. Beasley	195,782	(9)	1.8	948,100	(10)	5.7	4.1	5.4
Michael J. Fiorile	3,326		*	—		—	*	*
Mark S. Fowler	41,890		*	—		—	*	*
Herbert W. McCord	39,395		*	—		—	*	*
Allen B. Shaw	26,196		*	—		—	*	*
Peter A. Bordes, Jr. (16) (19)	492,206.451		4.4	—		—	1.8	*
GAMCO Investors, Inc. (11) One Corporate Center Rye, NY 10580	2,292,894		20.6	—		—	8.3	1.3
Bradley C. Beasley	111,562	(12)	1.0	1,080,292	(13)	6.5	4.3	6.1
Robert E. Beasley	13,200	(14)	*	692,304	(15)	4.2	2.5	3.9
Cristina Bordes (17) (19)	468,922.770		4.2	—		—	1.7	*
Stephen F. Lappert (18) (19)	958,685.221		8.6	—		—	3.5	*
All directors and executive officers as a group	2,612,141		23.5%	13,733,785		82.4%	58.9%	78.7%

*	Less than one percent.
(1)

For the purpose of calculating the percentage of Class A common stock held by each stockholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)

The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 11,107,043 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 31, 2019.

(3)

The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock, which carry one vote per share, plus the number of shares beneficially owned of Class B Common Stock, which carry ten votes per share, multiplied by ten, divided by the sum of (i) 11,107,043 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 31, 2019.

(4)

Includes (i) 10,900 shares held by the beneficial owner; (ii) 47,733 shares held by GGB II Family Limited Partnership; (iii) 1,071,595 shares held by GGB Family Limited Partnership; (iv) 153,832 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 482 shares held by GGB Family Enterprises, Inc., and (vi) 6,096 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004.

(5)

Includes (i) 9,894,229 shares held by GGB II Family Limited Partnership; (ii) 332,171 shares held by GGB Family Limited Partnership; (iii) 164,469 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; and (iv) 296,736 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004. Does not include 39,835 shares held by the Shirley Ann Beasley Revocable Trust dated June 16, 1998. Shirley Beasley is Mr. Beasley’s spouse.

(6)	Includes (i) 213,582 shares held by the beneficial owner and (ii) 13,200 shares held by the beneficial owner’s children.
(7)

Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08.

(8)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08.
(9)	Includes (i) 183,582 shares held by the beneficial owner and (ii) 12,200 shares held by the beneficial owner’s children.
(10)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003 and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.
(11)	As reported on Schedule 13D/A filed with the SEC on July 25, 2018 by GAMCO Investors, Inc.
(12)

Includes (i) 34,643 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 12,700 shares held by the beneficial owner’s children.

(13)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(14)	Shares held by the beneficial owner’s children.
(15)	Includes (i) 196,540 shares held by the Robert E. Beasley Revocable Trust dated August 20, 2004 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Robert E. Beasley u/a/d 12/9/08.
(16)

Includes (i) 2,444 shares of Class A Common Stock owned of record by Mr. Bordes; and (ii) 489,762.451 shares of Class A Common Stock owned of record by the Peter A. Bordes, Jr. 2009 Gift Trust (the “Gift Trust”), of which Mr. Bordes is co-trustee.

(17)

Includes an aggregate of 468,922.770 shares of Class A Common Stock owned of record by two Grantor Retained Annuity Trusts (“GRATs”) in the name of Lee Bordes (the “Lee Bordes GRATs”), of which Ms. Bordes is co-trustee.

(18)

Includes (i) 489,762.451 shares of Class A Common Stock owned of record by the Gift Trust; and (ii) an aggregate of 468,922.770 shares of Class A Common Stock owned of record by the Lee Bordes GRATs. Mr. Lappert is co-trustee of the Gift Trust and each of the Lee Bordes GRATs.

(19)

The business address of each of the persons noted in footnotes 14-16 is (i) for Peter A. Bordes, Jr., c/o oneQube, 330 7th Avenue, New York, NY 10001; (ii) for each of Cristina Bordes, Stephanie Bordes and Stephen Bordes, c/o Bordes Family Office, 301 N. Harrison St. #1000, Princeton, NJ 08540; (iii) for each of Stephen F. Lappert, the Lee Bordes GRATs and the Gift Trust, c/o Carter Ledyard & Millburn LLP, Two Wall Street, New York, NY 10005. The information presented for these persons is based on a Schedule 13D/A filed by them with the SEC on July 30, 2018.

Equity Compensation Plan Information

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	—	—	4,773,983
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—		4,773,983

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2018.

We have discussed with the independent auditors, Crowe LLP, the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards.

We have received and reviewed the written disclosures and the letter from Crowe LLP required by PCAOB Rule 3526, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Michael J. Fiorile, Chair

Mark S. Fowler

Herbert W. McCord

The material in this report is being furnished and shall not be deemed “filed” with SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Review and Approval of Related Party Transactions In 2007, the Board of Directors adopted the Company’s Related Party Transaction Policy (the “Policy”). The Policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, and in which any related party has or will have a direct or indirect interest. A related party for purposes of the policy includes:

•	any Company executive officer, director or nominee for election as a director;

•	an owner of 5% or more of Company stock; and

•	any immediate family member of any person listed above.

Under the Policy, the Audit Committee of the Board of Directors reviews the facts relating to all related party transactions and either approves or disapproves the Company’s entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the Audit Committee will consider the transaction and, if it determines the transaction to be appropriate, will ratify the transaction at the Committee’s next regularly scheduled meeting.

As adopted, the Policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company where the related party’s only relationship with such other company is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

During 2017 and 2018, the Company engaged in several transactions in which our executive officers, including our Chairman, George G. Beasley, and members of his family were participants. These transactions are described below. While the Policy had not been adopted at the time certain of these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Policy.

Beasley Broadcasting Management, LLC

The Company leases its principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members of George G. Beasley. Rental expense was $0.2 million for each of the years ended December 31, 2017 and 2018.

Beasley Family Towers, LLC

On May 3, 2018, the Company entered into an agreement to lease a radio tower for one radio station in Tampa, FL from Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members. The lease agreement expires on December 31, 2027. Rental expense was $0.1 million for the year ended December 31, 2018.

On December 31, 2015, the Company sold the tower for one radio station in Augusta, GA to BFT for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will be recognized as the capital lease property is depreciated. Rental expense was approximately $12,000 and $13,000 for the years ended December 31, 2017 and 2018, respectively.

On August 4, 2006, the Company entered into an agreement to lease several radio towers for one radio station in Boca Raton, FL from BFT. The lease agreement expires on April 30, 2021. On November 17, 2015, two of the towers were sold to an unrelated party and BFT prepaid rent of $0.7 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $5,500 through November 16, 2025. Repayments of prepaid rent to BFT were $0.1 million for each of the years ended December 31, 2017 and 2018. Lease payments for the remaining towers are currently offset by the partial recognition of a deferred gain on sale from the sale of these towers to BFT in 2006, therefore no rental expense was reported for these towers for the years ended December 31, 2017 and 2018.

The Company leases radio towers for 19 radio stations in various markets from BFT. The lease agreements expire on various dates through December 28, 2020. Rental expense was $0.4 million for each of the years ended December 31, 2017 and 2018.

GGB Augusta, LLC

The Company leases land for its radio stations in Augusta, GA from GGB Augusta, LLC which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on November 1, 2023. Rental expense was approximately $42,000 and $45,000 for the years ended December 31, 2017 and 2018, respectively.

GGB Estero, LLC

The Company leases property for its radio stations in Fort Myers, FL from GGB Estero, LLC which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on August 31, 2019. Rental expense was $0.2 million for each of the years ended December 31, 2017 and 2018.

GGB Las Vegas, LLC

The Company leases property for its radio stations in Las Vegas, NV from GGB Las Vegas, LLC which is controlled by George G. Beasley. The lease agreement expires on December 31, 2023. Rental expense was $0.2 million for each of the years ended December 31, 2017 and 2018.

LN2 DB, LLC

On March 25, 2011, the Company contributed $250,000 to Digital PowerRadio, LLC (now LN2 DB, LLC) in exchange for 25,000 units or approximately 20% of the outstanding units. The Company contributed an additional $62,500 on February 14, 2012, $104,167 on July 31, 2012, $104,167 on April 10, 2013, $104,167 on April 4, 2014, $166,667 on April 3, 2015, and $166,667 on May 3, 2016. On February 22, 2017, the Company contributed $150,000 to LN2 DB, LLC in exchange for a note bearing interest at 18% per annum. On June 18, 2018, the note receivable and accrued interest due from LN2 DB, LLC totaling $187,618 was converted to additional equity in LN2 DB, LLC, and the Company contributed an additional $150,000. The Company may be called upon to make additional pro rata cash contributions to LN2 DB, LLC in the future. LN2 DB, LLC is managed by Fowler Radio Group, LLC which is partially owned by Mark S. Fowler, an independent director of the Company. In June 2018, George G. Beasley, Caroline Beasley, Bruce Beasley, Brian Beasley and other family members also invested in LN2 DB, LLC under a recapitalization plan. Subsequent to the transactions above, the Company continues to maintain its ownership interest at approximately 20% of the outstanding units.

Wintersrun Communications, LLC

On December 31, 2015, the Company sold the tower for one radio station in Charlotte, NC to Wintersrun Communications, LLC, which is partially held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley and Brian E. Beasley, for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025. The lease met the criteria to be recorded as a capital lease however, based on the terms of the lease agreement, the $0.3 million gain on sale was deferred and will be recognized as the capital lease property is depreciated. Rental expense was $0.1 million for each of the years ended December 31, 2017 and 2018.

The Company leased a radio tower for one radio station in Augusta, GA from Wintersrun. On October 16, 2015, the tower was sold to an unrelated party and Wintersrun prepaid rent of $0.3 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $2,559 through October 16, 2025. Repayments of prepaid rent to Wintersrun were approximately $31,000 for each of the years ended December 31, 2017 and 2018.

Employees

The compensation of Caroline Beasley, Bruce G. Beasley and Brian E. Beasley, children of George G. Beasley, is discussed above in “Executive Compensation.” Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $397,810 and $394,720 in 2017 and 2018, respectively. The amounts paid include a base salary and performance-based cash bonuses. Adam Lurie, son-in-law of Bruce G. Beasley, is currently employed by the Company and was paid $311,684 and $306,212 in 2017 and 2018, respectively. The amounts paid include a base salary, commissions and performance-based cash bonuses. Ryan Beasley, son of Bruce G. Beasley, is currently employed by the Company and was paid $133,330 and $141,938 in 2017 and 2018, respectively. The amounts paid include a base salary, commissions and performance-based cash bonuses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from each of the Company’s officers and directors, the Company believes that, for the year ended December 31, 2018, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company at Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website at www.bbgi.com.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2020, a stockholder proposal must be received by Joyce Fitch, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 17, 2019. In addition, all such proposals must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

For proposals submitted outside of Rule 14a-8, notice must be received by Joyce Fitch, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than March 1, 2020.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone by following the instructions on the Notice of Availability of Proxy Materials.

This Proxy Statement and our 2018 Annual Report to Stockholders are available, beginning April 15, 2019, at our website www.bbgi.com. You may also access our Proxy Statement and 2018 Annual Report to Stockholders at www.proxydocs.com/BBGI. Stockholders may obtain, free of charge, a copy of our Proxy Statement or our 2018 Annual Report to Stockholders by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples, Florida 34103. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

By Order of the Board of Directors

Joyce Fitch, Secretary

Dated: April 15, 2019

Naples, Florida

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 30, 2019

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Proxy Statement and Annual Report to Stockholders

are available at www.proxydocs.com/BBGI

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

⬛ 20930403000000000000 9	053019

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND 4, AND FOR “1 YEAR” FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:					2. Advisory vote to approve named executive officer compensation.		☐	☐	☐
		NOMINEES:				1 YEAR	2 YEARS	3 YEARS	ABSTAIN

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Mark S. Fowler	(For Class A Common Stockholders)		3. Advisory vote on the frequency of votes on named executive officer compensation.	☐	☐	☐	☐
		O Herbert W. McCord	(For Class A Common Stockholders)				FOR	AGAINST	ABSTAIN
		O Brian E. Beasley	(For All Classes of Common Stockholders)		4. Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.		☐	☐	☐
		O Bruce G. Beasley	(For All Classes of Common Stockholders)
		O Caroline Beasley	(For All Classes of Common Stockholders)
		O George G. Beasley	(For All Classes of Common Stockholders)		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.
		O Peter A. Bordes, Jr.	(For All Classes of Common Stockholders)
		O Michael J. Fiorile	(For All Classes of Common Stockholders)		These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is April 1, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
		O Allen B. Shaw	(For All Classes of Common Stockholders)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ⬛

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joyce Fitch and Heidi Raphael proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 30, 2019, at 12:00 p.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side.)

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